Exhibit 99.1

Spectral AI, Inc. Announces Return of Founder Dr. J. Michael DiMaio as

Chairman of the Board of Directors

DALLAS, October 14, 2024 -- Spectral AI, Inc. (Nasdaq: MDAI) (“Spectral AI” or the “Company”), an artificial intelligence (AI) company focused on medical diagnostics for faster and more accurate treatment decisions in wound care, today announced that the Company's Founder, Dr. J. Michael DiMaio, has been named Chairman of the Board of Directors.

“Our Board of Directors welcomes Dr. DiMaio back to the role of Spectral AI's Chairman. Given our needs for the future, the Board concluded it was clear Dr. DiMaio’s expertise, leadership style, and deep understanding of our industry and the DeepView® System, paired with his deep commitment to patient care and our employees, make him the right person to lead Spectral AI’s next stage of growth,” said Richard Cotton, current Chairman of the Company’s Board of Directors. “I look forward to supporting him and the rest of the Board as they seize the opportunities ahead.” Mr. Cotton will remain on the Board and serve as the head of the Company’s Audit Committee and Lead Independent Director.

Dr. J. Michael DiMaio, Spectral AI’s newly elected Chairman of its Board of Directors, said, “As a surgeon, my passion has always been to improve patient outcomes by providing clinicians with the most advanced tools for faster, more accurate diagnoses. Spectral AI’s technology has the potential to revolutionize wound care, enabling healthcare providers to make critical decisions faster and with greater precision. As a founder of Spectral AI and its second largest shareholder, I am honored to step into the role of Chairman and remain committed to advancing innovations that will enhance patient care and ultimately save lives by completing the development of this advanced technology and taking it to market. Our focus will be on commercialization, FDA approval, our exceptional relationship with BARDA and developing key strategic relationships. I want to build upon the Company’s story and engage with our shareholders in a way that tells them why what the Company is doing matters.”

Dr. J. Michael DiMaio, the founder of Spectral AI in 2009, served as the Company's Chief Executive Officer and Chairman of the Board from 2011 to 2020, demonstrating his leadership and vision. He currently holds the Chief of Staff position at Baylor Scott & White, one of the country’s leading healthcare systems, and he has more than 30 years of experience in cardiothoracic surgery. Dr. DiMaio specializes in advanced cardiovascular and thoracic procedures and oversees more than 650 physicians within the organization.

His leadership extends to multiple distinguished medical organizations, including the American Surgical Association, Society of Thoracic Surgeons, American College of Surgeons, American Association of Thoracic Surgery, American Heart Association, American Burn Association, International Society of Heart and Lung Transplantation, American Society of Transplant Surgeons, and the Southern Thoracic Surgical Association.

Dr. DiMaio has authored over 500 peer-reviewed publications and directs a research group that has produced more than 1,000 articles in leading medical journals, including JAMA, New England Journal of Medicine, Lancet, Science, and Circulation since 2018. He has also served on editorial boards or as a reviewer for prestigious medical journals and has reviewed grants for the National Institutes of Health (NIH), the American Heart Association, and the U.S. Department of Defense. Additionally, he has served on international medical guideline committees. He has been responsible for supervising or negotiating over $250 million of peer-reviewed funding proposals.

Dr. DiMaio earned his medical degree from the University of Miami and completed his internal medicine, general surgery, and cardiothoracic surgery residencies as well as a NIH-sponsored fellowship at Duke University Medical Center.

The Company also announced that the Board has authorized creation of the Office of the Chairman to assume day-to-day operational responsibilities and support the ongoing clinical development and commercialization of the Company’s DeepView® System, with particular focus on engagement with BARDA, the FDA, commercialization efforts and strategic relationships. The Office of the Chairman will be comprised of Chief Financial Officer and General Counsel Vincent Capone, Chief Commercialization Officer Jeremiah Sparks, Interim Chief Operating Officer Stan Micek, and General Manager Louis Percoco, and will report directly to the Board.

In connection with the formation of the Office of the Chairman, Peter Carlson will be transitioning out of his role as Chief Executive Officer and from the Spectral AI, Inc. Board of Directors to pursue other business opportunities. He will remain as a consultant to the Company.

"I would like to thank Pete for his contributions to Spectral AI as CEO, and board member. I would particularly like to recognize his role in leading the Company during the completion of adult and pediatric patient enrollment at U.S. burn centers for our U.S. Burn Pivotal Study and his unwavering support for the commercialization of our DeepView Wound Imaging System,” added Cotton.

Spectral AI remains committed to advancing AI-driven solutions in healthcare, including opportunities and strategic developments fostered by its wholly-owned subsidiary, Spectral IP, Inc.

About Spectral AI

Spectral AI, Inc. is a Dallas-based predictive AI company focused on medical diagnostics for faster and more accurate treatment decisions in wound care, with initial applications involving patients with burns and diabetic foot ulcers. The Company is working to revolutionize the management of wound care by “Seeing the Unknown®” with its DeepView® System. DeepView is a predictive device that offers clinicians an objective and immediate assessment of a wound’s healing potential prior to treatment or other medical intervention. With algorithm-driven results and a goal of exceeding the current standard of care in the future, DeepView is expected to provide faster and more accurate treatment insight towards value care by improving patient outcomes and reducing healthcare costs. For more information about DeepView, visit www.spectral-ai.com.

Forward-Looking Statements

Certain statements made in this release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s strategy, plans, objectives, initiatives and financial outlook. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. As such, readers are cautioned not to place undue reliance on any forward-looking statements.

Investors should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” sections of the Company’s filings with the SEC, including the Registration Statement and the other documents filed by the Company. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.

Investors:

The Equity Group

Devin Sullivan
Managing Director
dsullivan@equityny.com

Conor Rodriguez
Analyst
crodriguez@equityny.com

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